Exhibit 8.2

Jachthavenweg 121 1081 KM Amsterdam P.O. box 75265 1070 AG Amsterdam The Netherlands

To: Lilium N.V. Claude-Dornier Str. 1 Bldg. 335, 82234 Wessling Federal Republic of Germany

Date	29 September 2021
Our ref.	10031366/30005279
Subject	Lilium N.V. – Tax Opinion

Dear Sirs,

1	Introduction

We, Van Doorne N.V., have acted as special Dutch tax counsel to Lilium N.V., with corporate seat in Amsterdam, the Netherlands and trade register number 82165874 (the "Company") on certain matters of Dutch tax law in connection with a registration statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission with respect to the registered issuance and resale of certain shares in the Company, dated September 29, 2021 (the "Registration Statement"). We have solely taken instructions from Orrick, Herrington & Sutcliffe LLP.

2	Scope of Investigation

We have solely examined an e-mailed copy of the Registration Statement.

3	Assumptions

In connection with our examination and in giving the opinions expressed below we have assumed:

3.1.1	all copies of documents conform to the originals and that all originals are authentic and complete; and
3.1.2	the section with header "Material Dutch Tax Considerations" set forth in the Registration Statement has through the date hereof remained in existence in the form in which it was presented to us; and
3.1.3	any law, other than Dutch law, which may apply to the Registration Statement or the transactions contemplated thereby would not be such as to affect any opinion expressed in this opinion letter.

Van Doorne N.V. is gevestigd te Amsterdam en ingeschreven in het handels-register onder nummer 34199342. Van Doorne N.V. is de enige opdracht-nemer van alle werkzaamheden. Op deze werkzaamheden en alle rechtsverhoudingen met derden zijn van toepassing de Algemene Voorwaarden van Van Doorne N.V. en haar dochtermaatschappijen, waarin een beperking van aansprakelijkheid is opgenomen. Deze Voorwaarden die zijn gedeponeerd ter griffie van de rechtbank te Amsterdam, kunnen worden geraadpleegd op www.vandoorne.com en worden op verzoek toegezonden.

Van Doorne N.V. has its registered offices in Amsterdam and is listed in the Commercial Register under number 34199342. Van Doorne N.V. is the sole contractor of all commissioned work. These activities and all legal relationships with third parties will be subject to the General Terms and Conditions of Van Doorne N.V. and its subsidiaries, including a limitation of liability. The Terms and Conditions are filed at the Registry of the Court in Amsterdam and may be consulted at
www.vandoorne.com. They will be sent upon request.

29.09.21

4	Opinion

Based upon the foregoing assumptions and limitations stated hereafter, we express the following opinion:

The statements set forth in the Registration Statement under the section with the header "Material Dutch Tax Considerations", to the extent such statements purport to constitute a summary of certain provisions of the tax laws of the Netherlands, are true and accurate in all material respects.

5	Scope of Opinion Letter
5.1

This opinion letter is limited to the laws of the European part of the Kingdom of the Netherlands, currently in force and as applied by Dutch courts (not including unpublished case law and, unless available on www.rechtspraak.nl, case law available in electronic form only). We express no opinion on the laws of the European Union insofar as not implemented in Dutch law or directly applicable in the Netherlands. We do not opine on regulatory law, including competition and procurement laws. In this opinion letter Dutch law concepts are expressed in English terms and not in their original Dutch terms. These concepts of Dutch law may not be the same as the concepts described by the English terms as such terms may be understood under the laws of other relevant jurisdictions. Our review of documents that are not governed by Dutch law has been based upon our understanding of the plain meaning of the language contained therein; we have not investigated the meaning and effect of any such language under any law other than Dutch tax law (ie. any tax of any nature levied by or on behalf of the Netherlands).

5.2	The opinion expressed herein is rendered only as of the date of this opinion letter. We assume no obligation to inform you of any changes to Dutch tax law arising after the date hereof.
5.3

Nothing in this letter should be taken as expressing an opinion on any matters of fact. We assume that there are no factual matters and documents not disclosed to us in the course of our investigation that would affect any opinion expressed in this opinion letter. We express no opinion on any representations, warranties or other statements contained in the Registration Statement, except as expressly confirmed herein.

6	Reliance
6.1

This opinion letter is given on the express basis, accepted by each person who is entitled to rely on it, that this opinion letter and all rights, obligations or liability in relation to it are governed by Dutch law. This legal opinion is given subject to, and may only be relied upon on, the express condition that (i) Van Doorne N.V. is the exclusive party issuing this legal opinion, (ii) any liability of individual persons or legal entities involved in the services provided by or on behalf of Van Doorne N.V. is expressly excluded (uitgesloten), (iii) in respect of Dutch legal concepts, which are expressed in this legal opinion in English terms, the original Dutch terms shall prevail, (iv) this legal opinion shall be governed by, and construed in accordance with, Dutch law, (v) all disputes arising from or in connection with this legal opinion must be submitted to the exclusive jurisdiction of, and will be exclusively decided by, the competent court in Amsterdam, the Netherlands, without prejudice to the right of appeal and appeal to the Supreme Court and (vi) the aggregate liability of Van Doorne N.V. (and the individual persons and legal entities involved in the services provided by or on behalf of Van Doorne N.V.) in respect of this legal opinion towards the Addressees and

29.09.21

any other person entitled to rely upon this legal opinion (as set out in the next paragraph) will be limited to the amount which can be claimed under the professional liability insurance(s) taken out by Van Doorne N.V., increased by the amount which Van Doorne N.V. has to bear as their own risk pursuant to the terms of such insurance(s).

6.2

This legal opinion is strictly limited to the matters stated herein and may not be read by implication as extending to matters not specifically referred to and may only be relied upon in connection with transactions contemplated by the Registration Statement. We hereby consent to the filing of this legal opinion in connection with the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours faithfully,
/s/ Van Doorne N.V.
Van Doorne N.V.